Exhibit 99.5

VIPER ENERGY PARTNERS LP, A SUBSIDIARY OF DIAMONDBACK ENERGY, INC., LAUNCHES $400 MILLION OFFERING OF SENIOR NOTES

MIDLAND, Texas, October 12, 2023 (GLOBE NEWSWIRE) -- Viper Energy Partners LP (NASDAQ:VNOM) (“Viper”), a subsidiary of Diamondback Energy, Inc. (NASDAQ:FANG) (“Diamondback”), announced today that it proposes to offer, subject to market conditions and other factors, $400 million aggregate principal amount of its senior notes due 2031 (the “Notes”) to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to certain non-U.S. persons outside the United States in accordance with Regulation S under the Securities Act (the “Notes Offering”). The Notes will be issued under a new indenture and will rank equally with Viper’s other senior indebtedness.

Viper intends to loan the proceeds from the Notes Offering to Viper Energy Partners LLC (“OpCo”) to pay a portion of the cash consideration for the pending acquisition of the right, title and interest in, and to certain mineral interests, overriding royalty interests, royalty interests and non-participating royalty interests in oil, gas and other hydrocarbons of Royalty Asset Holdings, LP, Royalty Asset Holdings II, LP, and Saxum Asset Holdings, LP in the Permian Basin, primarily in the Midland and Delaware basins, and other major basins (assuming closing occurs).

The Notes will be senior unsecured obligations of Viper, initially will be guaranteed on a senior unsecured basis by OpCo, Viper’s sole subsidiary, and will pay interest semi-annually. Neither Viper’s parent Diamondback nor Viper’s general partner will guarantee the Notes. In the future, each of Viper’s restricted subsidiaries that either (1) guarantees any of its or a guarantor’s other indebtedness or (2) is a domestic restricted subsidiary and is an obligor with respect to any indebtedness under any credit facility will be required to guarantee the Notes.
The Notes have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements. Viper is under no obligation, and has no intention, to register the Notes under the Securities Act or any state securities laws in the future.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Viper Energy Partners LP
Viper is a limited partnership formed by Diamondback to own, acquire and exploit oil and natural gas properties in North America, with a focus on owning and acquiring mineral and royalty interests in oil-weighted basins, primarily the Permian Basin. For more information, please visit www.viperenergy.com.

Investor Contact:
Adam Lawlis
+1 432.221.7467
alawlis@diamondbackenergy.com

Austen Gilfillian
+1 432.221.7420
agilfillian@viperenergy.com